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                                                                     EXHIBIT 3.5


                                 APPLICATION FOR
                            CERTIFICATE OF WITHDRAWAL
                                       OF
                             INTERNET AMERICA, INC.



To the Secretary of State
   of the State of Texas:

         Pursuant to the provisions of Article 8.14 of the Texas Business Corporation Act, the undersigned corporation hereby applies for a certificate of withdrawal from the State of Texas, and for that purpose submits the following statement:

         1.   The name of the corporation is Internet America, Inc.

         2.   It is incorporated under the laws of Arizona.

         3.   It is not transacting business in the State of Texas.

         4. It hereby surrenders its authority to transact business in said state.

         5. It revokes the authority of its registered agent in the State of Texas to accept service of process and consents that service of process in any action, suit or proceeding based upon any cause of action arising in the State of Texas during the time it was authorized to transact business therein may thereafter be made on it by service thereof on the secretary of state of the State of Texas.

         6. The post office address to which the secretary of state may mail a copy of any process against the corporation that may be served on it is 350 N. St. Paul, Suite 200, Dallas, Texas 75201.

         7. All sums due or accrued by this corporation to the State of Texas have been paid, or adequate provision has been made for the payment thereof.

         8. All known creditors or claimants have been paid or provided for and the corporation is not involved in or threatened with litigation in any court in the State of Texas.



                                           By:    /s/ John N. Nanni
                                              ----------------------------------
                                                  John N. Nanni, President